Exhibit 10.3

FIRST AMENDMENT TO THE
DELUXE CORPORATION DEFERRED COMPENSATION PLAN

The Deluxe Corporation Deferred Compensation Plan (the “Plan”), as amended and restated effective January 1, 2009, is hereby further amended as follows, pursuant to a resolution of the Compensation Committee of the Board of Directors adopted December 8, 2009, and the authority reserved in Section 12 of the Plan.

1. Section 5 of the Plan is amended by the addition of a new Section 5.7 to read as follows:

“5.7 Enforcement of Clawbacks. In the event that a Participant becomes obligated to repay any Incentive Compensation to the Company pursuant to any clawback, recoupment, or similar policy and/or plan adopted by the Company, or any applicable law, then the portion of the Participant’s Deferral Account that the Committee determines to be attributable to deferred Incentive Compensation that relates to performance periods beginning on or after January 1, 2010, whether or not the Incentive Compensation that the Participant is obligated to repay is the same as the Incentive Compensation that was deferred (including any investment earnings or benefit plan equivalents attributable to such deferred Incentive Compensation), or such lesser amount as the Committee determines, in its reasonable discretion, to be equitable, shall be forfeited and deducted from the Participant’s Deferral Account; provided, that the total amount of deferred Incentive Compensation that is forfeited (not including attributable investment earnings or benefit plan equivalents) shall not exceed the total amount of Incentive Compensation the Participant would have been obligated to repay to the Company if none of the Participant’s Incentive Compensation had been deferred, less any Incentive Compensation repaid by the Participant to the Company. To the extent the Participant has previously received any distributions from the Deferral Account, including any hardship withdrawals, such distributions shall be treated as coming first from the portion of the Deferral Account that is not subject to forfeiture pursuant to this Section 5.7.”

IN WITNESS WHEREOF, Deluxe has caused this Amendment to be executed on its behalf this 8th day of December, 2009.

DELUXE CORPORATION

By: /s/ Anthony C. Scarfone
Senior Vice President,
General Counsel and Secretary